Exhibit 5.1

March 14, 2013

American Express Receivables Financing Corporation VIII LLC

200 Vesey Street

31st Floor, Room 507C

New York, New York 10285

Re: American Express Issuance Trust II

Class A Series 2013-1 Floating Rate Asset Backed Notes

Class B Series 2013-1 Floating Rate Asset Backed Notes

Class C Series 2013-1 Floating Rate Asset Backed Notes

Ladies and Gentlemen:

We have acted as counsel to American Express Receivables Financing Corporation VIII LLC (the “Registrant”) and have examined the Registration Statement on Form S-3 (File Nos. 333-185503 and 333-185503-01), filed by the Registrant with the Securities and Exchange Commission on December 14, 2012, and declared effective on March 6, 2013 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Class A Series 2013-1 Floating Rate Asset Backed Notes (the “Class A Notes”), the Class B Series 2013-1 Floating Rate Asset Backed Notes (the “Class B Notes”) and the Class C Series 2013-1 Floating Rate Asset Backed Notes (the “Class C Notes” and, together with the Class A Notes and the Class B Notes, the “Notes”). The Notes will be issued pursuant to an Amended and Restated Indenture, dated as of March 12, 2013, as supplemented by the Series 2013-1 Indenture Supplement, expected to be dated as of March 21, 2013 (together, the “Indenture”), as more particularly described in the prospectus, dated March 13, 2013 (the “Base Prospectus”), and the preliminary prospectus supplement, dated March 13, 2013 (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

We have examined such instruments, documents and records as we have deemed relevant and necessary for the purposes of our opinion expressed below. In such examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, and upon consideration of applicable law, we are of the opinion that when the Notes have been duly executed and delivered in accordance with the Indenture and sold, the Notes will be legally issued, fully paid, non-assessable and binding obligations of the Trust, and the holders of the Notes will be entitled to the benefits of the Indenture, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not admit that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP